Exhibit A

List of Parties to the Stockholders’ Agreement (as of December 31, 2025)

Ronald S. Lauder, (a) individually and (b) as Trustee of The Descendants of Ronald S. Lauder 1966 Trust

William P. Lauder, (a) individually, (b) as Trustee of the 1992 GRAT Remainder Trust f/b/o William Lauder, (c) as Trustee of the 1992 GRAT Remainder Trust f/b/o Gary Lauder, and (d) and The Leonard A. Lauder 2013 Revocable Trust

Gary M. Lauder, (a) individually, (b) as Trustee of the 1992 GRAT Remainder Trust f/b/o William Lauder, (c) as Trustee of the 1992 GRAT Remainder Trust f/b/o Gary Lauder, (d) as custodian under the New York Uniform Transfers to Minors Act for the benefit of Danielle Lauder, (e) as custodian under the New York Uniform Transfers to Minors Act for the benefit of Rachel Lauder, and (f) The Leonard A. Lauder 2013 Revocable Trust

LAL Family Partners L.P.

Carol S. Boulanger, (a) as Trustee of the 1992 GRAT Remainder Trust f/b/o William Lauder and (b) as Trustee of the 1992 GRAT Remainder Trust f/b/o Gary Lauder

The Estée Lauder Companies Inc.

The Ronald S. Lauder Foundation

Aerin Lauder Zinterhofer, (a) individually, (b) as Trustee of the Trust Under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement, and (c) as Trustee of the Aerin Lauder Zinterhofer 2000 Revocable Trust u/a/d April 24, 2000, Aerin Lauder Zinterhofer, as Grantor

Jane Lauder, (a) individually, (b) as Trustee of the Trust Under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement, and (c) as Trustee of the Jane A. Lauder 2003 Revocable Trust u/a/d November 6, 2003, Jane A. Lauder, as Grantor

Joel S. Ehrenkranz, as Trustee of The Leonard A. Lauder 2013 Revocable Trust

Roaring Fork Trust Company, Inc., (a) as Trustee of The LAL 2015 ELF Trust and (b) as Trustee of the Evelyn H. Lauder 2012 Marital Trust Two